Exhibit 10.2
EMPLOYMENT AGREEMENT

This Employment Agreement, (the “Agreement”) is made as of the 5th day of December 2019, between Selective Insurance Company of America, a New Jersey corporation with a principal place of business at 40 Wantage Avenue, Branchville, New Jersey 07890 (the “Company”) and Paul Kush, an individual residing at [ADDRESS REDACTED] (the “Executive”).

SECTION 1.DEFINITIONS.
1.1.    Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
“Agreement” has the meaning given to such term in the Preamble hereto.
“Board” means the Board of Directors of the Company’s Parent.
“Cause” means any one or more of the following:
(i)the Executive shall have been convicted by a court of competent jurisdiction of, or pleaded guilty or nolo contendere to, any felony under, or within the meaning of, applicable United States federal or state law;
(ii)the Executive shall have breached in any respect any one or more of the material provisions of this Agreement, including, without limitation, any failure to comply with the Code of Conduct, and, to the extent such breach may be cured, such breach shall have continued for a period of thirty (30) days after written notice by the Company’s Chief Executive Officer to the Executive specifying such breach; or
(iii)the Executive shall have engaged in acts of insubordination, gross negligence or willful misconduct in the performance of the Executive’s duties and obligations to the Company.
For purposes of clauses (ii) and (iii) of this definition of “Cause”, no act, or failure to act, on the part of the Executive shall be considered grounds for “Cause” under such clauses if such act, or such failure to act, was done or omitted to be done based upon authority or express direction given by the Chief Executive Officer or based upon the advice of counsel for the Company.
“Change in Control” means the occurrence of an event of a nature that would be required to be reported by the Company’s Parent in response to Item 5.01 of a Current Report on Form 8-K, as in effect on the date thereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act; provided, however, that a Change in Control shall, in any event, conclusively be deemed to have occurred upon the first to occur of any one of the following events:
(i)The acquisition by any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act or any successor provisions to either of the foregoing), including, without limitation, any current shareholder or shareholders of the Company’s Parent, of securities of the Company’s Parent resulting in such person or group being a “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act) of twenty-five percent (25%) or more of any class of Voting Securities of the Company’s Parent;
(ii)The acquisition by any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act or any successor provisions to either of the foregoing), including, without limitation, any current shareholder or shareholders of the Company’s Parent, of securities of the Company’s Parent resulting in such person or group being a “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act) of twenty percent (20%) or more, but less than twenty-five percent (25%), of any class of Voting Securities of the Company’s Parent, if the Board adopts a resolution that such acquisition constitutes a Change in Control;
(iii)The sale or disposition of all or substantially all of the Company’s Parent’s assets, defined as more than seventy-five (75%) percent, on a consolidated basis, as shown in the Company’s Parent’s then most recent audited consolidated balance sheet;

(iv)The reorganization, recapitalization, merger, consolidation or other business combination involving the Company’s Parent the result of which is the ownership by the shareholders of the Company’s Parent of less than eighty percent (80%) of those Voting Securities of the resulting or acquiring Person having the power to vote in the elections of the board of directors of such Person; or
(v)A change in the membership in the Board which, taken in conjunction with any other prior or concurrent changes, results in fifty percent (50%) or more of the Board’s membership being persons not nominated by the Company’s Parent’s management or the Board as set forth in the Company’s Parent’s then most recent proxy statement, excluding changes resulting from substitutions by the Board because of retirement or death of a director or directors, removal of a director or directors by the Board or resignation of a director or directors due to demonstrated disability or incapacity.
Anything in this definition of Change in Control to the contrary notwithstanding, no Change in Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in the Executive, or a group of Persons which includes the Executive, acquiring, directly or indirectly, Voting Securities of the Company’s Parent.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Code of Conduct” has the meaning given to such term in Section 2.3(a) hereof.
“Commencement Date” has the meaning given to such term in Section 2.2 hereof.
“Company” has the meaning given to such term in the Preamble hereto and includes any Person which shall succeed to or assume the obligations of the Company hereunder pursuant to Section 5.6 hereof.
“Company’s Parent” means Selective Insurance Group, Inc., a publicly traded New Jersey corporation with a principal office at 40 Wantage Avenue, Branchville, New Jersey 07890.
“Covered Employee” means a covered employee, within the meaning of Section 162(m)(3) of the Code, of the Company.
“Disability” shall mean: (i) a long-term disability entitling the Executive to receive benefits under the Company’s long-term disability plan as then in effect; or (ii) if no such plan is then in effect or the plan does not apply to the Executive, the inability of the Executive, as determined by the Board or its designee, to perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six (6) consecutive months. At the request of the Executive or his personal representative, determination by the Board or its designee that the Disability of the Executive has occurred shall be certified by two physicians mutually agreed upon by the Executive, or his personal representative, and the Company. Without such independent certification (if so requested by the Executive), the Executive’s termination shall be deemed a termination by the Company without Cause and not a termination by reason of his Disability.
“Early Termination” has the meaning given to such term in Section 3.2 hereof.
“Executive” has the meaning given to such term in the Preamble hereto.
“Good Reason” means the occurrence of any one or more of the following conditions; provided, however, that no such condition shall be deemed to constitute “Good Reason” unless the Executive provides notice of such condition to the Company within ninety (90) days of its initial existence, and the Company shall have failed to remedy the condition within thirty (30) days of its receipt of such notice:
(i) any material diminution in the Executive’s Salary below the annualized rate in effect on the date on which a Change in Control shall have occurred, unless such reduction is implemented for the senior executive staff generally, provided, however that such reduction shall constitute Good Reason even if implemented for senior executive staff generally if such reduction occurs within two years after a Change in Control;
(ii)any material negative change in the aggregate benefits the Executive receives, other than as a result of the normal expiration of any Plan as to other eligible employees in accordance with its terms as in effect on the date preceding the date on which a Change in Control shall have occurred, or unless such change affects all participants of such Plan generally;
(iii)without the Executive’s express prior written consent, a material diminution of the Executive’s position, duties, responsibilities and status with the Company immediately prior to a Change in Control, or any material diminution in the Executive’s responsibilities as an executive of the Company as compared with those he had as an executive of the Company immediately prior to a Change in Control, or any material negative change in the Executive’s titles or office as in effect immediately prior to a Change in Control, except in connection with the termination of the Executive’s employment for Cause, Disability or Retirement or as a result of the Executive’s death, or by his termination of his employment other than for Good Reason;
(iv)without the Executive’s express prior written consent, the Company’s imposition of a requirement within two (2) years of a Change in Control that the Executive be based at any location that increases the Executive’s regular commute fifty (50) miles or more from the date preceding the Change in Control.
(v)the failure by the Company’s Parent to obtain from any Person with which it may merge or consolidate or to which it may sell all or substantially all of its assets, the agreement of such Person as set forth in the proviso in Section 5.6 hereof; provided that such merger, consolidation or sale constitutes a Change in Control; or
(vi)within two years after a Change in Control shall have occurred, any action or inaction that constitutes a material breach by the Company of any of the terms and conditions of this Agreement.
“Notice of Termination” means a written notice which shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and, (iii) specify the date of termination in accordance with this Agreement (other than for a termination for Cause).
“Person” means an individual, partnership, corporation, association, limited liability company, trust, joint venture, unincorporated organization, and any government, governmental department or agency or political subdivision thereof.
“Plans” has the meaning given to such term in Section 2.4(b) hereof.
“Rabbi Trust” has the meaning given to such term in Section 3.4(d) hereof.
“Release” has the meaning given to such term in Section 3.5 hereof.
“Restrictive Covenants” has the meaning given to such term in Section 3.5 hereof.
“Retirement” means a termination of the Executive’s employment by the Company or the Executive (i) at such age as shall be established by the Company’s Board for mandatory or normal retirement of Company executives in general (which age shall be, if the determination of Retirement is made after the occurrence of a Change in Control, the age established by the Company’s Board prior to a Change in Control), which shall not be less than age 65, or (ii) at any other retirement age set by mutual agreement of the Company and the Executive and approved by the Company’s Board.
“Salary” has the meaning given to such term in Section 2.4(a) hereof.
“Section 409A” means Section 409A of the Code and the regulations of the Treasury and other applicable guidance promulgated thereunder.
“Section 409A Tax” has the meaning given to such term in Section 3.6 hereof.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Term” has the meaning given to such term in Section 2.2 hereof.

“Termination Date” means the date of the Executive’s termination of employment with the Company and its affiliates. If the Executive’s employment is to be terminated by the Company for Disability, the Executive’s employment shall terminate thirty (30) days after a Notice of Termination is given; provided, that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such thirty (30) day period.
“Triggering Event” has the meaning given to such term in Section 3.4(d) hereof.
“Trustee” has the meaning given to such term in Section 3.4(d) hereof.
“Voting Securities” means, with respect to a specified Person, any security of such Person that has, or may have upon an event of default or in respect to any transaction, a right to vote on any matter upon which the holder of any class of common stock of such Person would have a right to vote.
1.2.    Terms Generally. Unless the context of this Agreement requires otherwise, words importing the singular number shall include the plural and vice versa, and any pronoun shall include the corresponding masculine, feminine and neuter forms.
1.3.    Cross-References. Unless otherwise specified, references in this Agreement to any Paragraph or Section are references to such Paragraph or Section of this Agreement.
SECTION 2.EMPLOYMENT AND COMPENSATION. The following terms and conditions will govern the Executive’s employment with the Company throughout the Term.
2.1.Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, on the terms and conditions set forth herein.
2.2.Term. The term of employment of the Executive under this Agreement shall commence as of the 5th day of December, 2019 (the “Commencement Date”) and, subject to Section 3.1 hereof, shall terminate on the third anniversary of the Commencement Date, and shall automatically be extended for additional one (1) year periods thereafter (any such renewal periods, together with the initial period, being referred to as the “Term”) unless terminated by either party by written notice to the other party
2.3.Duties. (a) The Executive agrees to serve as Executive Vice President, Chief Claims Officer of the Company during the Term. In such capacities, the Executive shall have the responsibilities and duties customary for such office(s) and such other executive responsibilities and duties as are assigned by the Company’s President and/or Chief Executive Officer that are consistent with the Executive’s position(s). The Executive agrees to devote substantially all his business time, attention and services to the business and affairs of the Company and its affiliates and to perform his duties to the best of his ability. At all times during the performance of this Agreement, the Executive will adhere to the Code of Conduct of the Company (the “Code of Conduct”) that has been or may hereafter be established and communicated by the Company to the Executive for the conduct of the position or positions held by the Executive. The Executive may not accept directorships on the board of directors of for-profit corporations without the prior written consent of the President and/or Chief Executive Officer. The Executive may accept directorships on the board of directors of not-for-profit corporations without the President’s and/or Chief Executive Officer’s prior written consent so long as (a) such directorships do not interfere with Executive’s ability to carry out his responsibilities under this Agreement, and (b) Executive promptly notifies the President and/or Chief Executive Officer in writing of the fact that he has accepted such a non-profit directorship.
(b)    If the Company and the Executive do not agree in writing to renew the Term pursuant to Section 2.2, the Executive shall continue to be employed under this Agreement only until the expiration of the then current Term (unless earlier terminated pursuant to Section 3.1 hereof), shall cooperate fully with the President and/or Chief Executive Officer and shall perform such duties not inconsistent with the provisions hereof as he shall be assigned by the President and/or Chief Executive Officer.
2.4.Compensation.
(a)Salary. For all services rendered by the Executive under this Agreement, the Company shall pay the Executive a salary during the Term at a rate of not less than FOUR HUNDRED THOUSAND DOLLARS ($400,000.00) per year, which may be increased but not decreased unless decreased for the senior executive staff generally (the “Salary”), payable in installments in accordance with the Company’s policy from time to time in effect for payment of salary to executives. The Salary shall be reviewed no less than annually by the President and/or Chief Executive Officer and nothing contained herein shall prevent the Board from at any time increasing the Salary or other benefits herein provided to be paid, or provided to, the Executive or from providing additional or contingent benefits to the Executive as it deems appropriate.
(b)Sign-On Bonus. The Company will provide Executive with a lump sum sign-on bonus in the amount of Two Hundred Thousand Dollars ($200,000) (less all applicable payroll taxes), payable in February 2020 contemporaneously with the Company’s normal payout process of the Annual Cash Incentive Program (ACIP). Executive agrees to reimburse the Company on a prorated basis for the above-noted cash payment if Executive voluntarily terminates employment or Executive’s employment is terminated involuntarily for a violation of Selective’s Code of Conduct within 24 months after the bonus is paid.
(c)Restricted Stock Unit Grant. On the fifth business day after the Commencement Date, the Company will provide Executive with a grant of time-based restricted stock units (RSUs) under the Selective Insurance Group, Inc. 2014 Omnibus Stock Plan as amended, having an initial monetized value on the date of grant of Three Hundred Thousand Dollars ($300,00). Provided the Executive remains employed by the Company, these RSUs will vest three (3) years from the date of the grant.
Executive’s position is subject to stock ownership requirements adopted by the Board of Directors of Selective Insurance Group, Inc. and contained in the Corporate Governance Guidelines found in the Corporate Governance section of www.selective.com. Under these guidelines, Executive must own 2.5 times his base salary then in effect in Selective Insurance Group, Inc. common stock within 5 years from the Commencement Date. Shares calculated for ownership include common stock currently owned by Executive, and awards of restricted stock units (including related dividend equivalent units not yet vested).
(d)Annual Cash Incentive. The Executive will also be eligible, commencing with the 2020 performance year, to participate in the Annual Cash Incentive Program (“ACIP”). This ACIP will provide the Executive with the opportunity to earn cash based upon the level of Executive’s individual performance and the achievement of annual Company targets. The payment range of the annual cash incentive for employees at the Executive’s grade level is 0% to 150% of the Executive’s annual base pay with a target of 85%. Any cash incentive awards will be based on the ACIP design then in effect and Executive’s individual performance and Selective’s strategic and financial performance for the award period.
(e)Benefits. During the Term, the Company shall permit the Executive to participate in or receive benefits under the Selective Insurance Group, Inc. 2014 Omnibus Stock Plan, the Selective Insurance Group, Inc. Cash Incentive Plan, the Selective Insurance Retirement Savings Plan (“401(k) Plan”), the Selective Insurance Company of America Deferred Compensation Plan, and in any other incentive compensation, stock option, stock appreciation right, stock bonus, pension, group insurance, retirement, profit sharing, medical, disability, life insurance plan, relocation plan or policy, or any other plan, program, policy or arrangement of the Company intended to benefit similarly situated employees of the Company generally, if any, in accordance with the respective provisions thereof, from time to time in effect (collectively, the “Plans”). Executive will be eligible to participate in the Company’s Selections Benefits Program effective the first day of the month following the Commencement Date, which program includes medical, dental, vision, prescription drug, life insurance and flexible spending accounts.
Participation in the Company’s 401k plan is set to automatically begin 45 days after Executive’s first full payroll period. Initially, 6% (subject to IRS limits) of the Executive’s eligible compensation on a pre-tax basis will be automatically invested in the age-appropriate target date fund unless Executive elects to opt out of the plan, chooses to contribute a higher or lower percentage, or chooses to contribute to other or additional funds within 45 days following Executive’s first full payroll period.
(f)Vacations and Reimbursements. During the Term, the Executive shall be entitled to vacation time off and reimbursements for ordinary and necessary travel and entertainment expenses in accordance with the Company’s policies on such matters from time to time in effect. Executive will receive a total of twenty-four (24) days of paid time off each calendar year (which total shall be reduced on a pro-rated basis for 2019 based on Executive’s date of hire in 2019) and each year therafter until increased in accordance with the Company’s bank day policy.

(g)Relocation Assistance. Executive shall be eligible for relocation assistance under Selective’s corporate relocation assistance program (administered by Cartus). In consideration of receiving this relocation assistance Executive agrees to reimburse Selective, on a pro-rated basis, if Executive voluntarily terminates his employment, or Executive’s employment is terminated involuntarily for a violation of Selective’s Code of Conduct, within twenty-four (24) months after payment or reimbursement has been made to or on Executive’s behalf under this program.
(h)Perquisites. During the Term, the Company shall provide the Executive with suitable offices, secretarial and other services, and other perquisites to which other executives of the Company generally are (or become) entitled, to the extent as are suitable to the character of the Executive’s position with the Company, subject to such specific limits on such perquisites as may from time to time be imposed by the Company’s Board and Chief Executive Officer.
(i)Taxable Reimbursements and Perquisites. Any taxable reimbursement of business or other expenses, or any provision of taxable in-kind perquisites or other benefits to the Executive, as specified under this Agreement, shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
SECTION 3.TERMINATION AND SEVERANCE.
3.1.Termination. The Executive’s employment hereunder shall commence on the Commencement Date and continue until the expiration of the Term, except that the employment of the Executive hereunder shall earlier terminate:
(a)Death. Upon the Executive’s death.
(b)Disability. At the option of the Company, upon the Disability of the Executive.
(c)For Cause. At the option of the Company, for Cause.
(d)Resignation. At any time at the option of the Executive, by resignation (other than a resignation for Good Reason).
(e)Without Cause. At any time at the option of the Company, without Cause; provided, that a termination of the Executive’s employment hereunder by the Company based on Retirement, Death, or Disability shall not be deemed to be a termination without Cause.
(f)Relocation. At the option of the Executive at any time prior to a Change in Control and within two years of the Company first imposing a requirement without the consent of the Executive that the Executive be based at any location that increases the Executive’s regular commute fifty (50) miles or more.
(g)For Good Reason. At any time at the option of the Executive for Good Reason, provided that such termination occurs (i) within two (2) years following the occurrence of a Change in Control, and (ii) within two (2) years following the initial existence of the condition constituting Good Reason.
3.2.Procedure For Termination. Any termination of the Executive’s employment by the Company or by the Executive prior to the expiration of the Term (an “Early Termination”) shall be communicated by delivery of a Notice of Termination to the other party hereto given in accordance with Section 5.12 hereof. Any Early Termination shall become effective as of the applicable Termination Date.
3.3.Rights and Remedies on Termination. The Executive will be entitled to receive the payments and benefits specified below if there is an Early Termination.
(a) Accrued Salary. If the Executive’s employment is terminated pursuant to any of the Paragraphs set forth in Section 3.1 hereof, then the Executive (or his legal representative, as applicable) shall only be entitled to receive his accrued and unpaid Salary through the Termination Date.

(b) Severance Payments.
(i)If the Executive’s employment is terminated pursuant to Paragraphs (a) or (b) in Section 3.1 hereof, then the Executive (or his legal representative, as applicable) shall be entitled to receive a severance payment from the Company in an aggregate amount equal to the product of (A) 1.5 times (B) the Executive’s Salary plus an amount (if any) equal to the average of the three (or fewer) most recent annual cash incentive payments (each an “ACIP”), if any, made to the Executive; provided that each payment of any such severance payment shall be reduced, on a pro rata basis, by the amount of payments the Executive receives under any life or disability insurance policies with respect to which the premiums were paid by the Company.
(ii)If the Executive’s employment is terminated pursuant to Paragraph (e) or (f) in Section 3.1 hereof, then the Executive shall be entitled to receive a severance payment from the Company in an aggregate amount equal to the product of (A) 1.5 times (B) the Executive’s Salary plus an amount (if any) equal to the average of the three (or fewer) most recent ACIP payments (if any) made to the Executive.
(iii)The severance payment required to be paid by the Company to the Executive pursuant to Paragraph (b)(i) or (b)(ii) above, shall, subject to Section 3.6, be paid in equal monthly installments over the twelve (12) month period following the Termination Date; provided, however, that the first such installment shall be made upon the sixtieth (60th) day following the Termination Date, and shall include all amounts that would have been paid between the Termination Date and such date.
Notwithstanding the foregoing, the Executive shall not be entitled to any ACIP for the year in which the Termination Date occurs.
(c) Severance Benefits.
(i)If the Executive’s employment is terminated pursuant to any of the Paragraphs set forth in Section 3.1 hereof, then the Executive (or his legal representative, as applicable) shall be entitled to receive the benefits which the Executive has accrued or earned or which have become payable under the Plans as of the Termination Date, but which have not yet been paid to the Executive. Payment of any such benefits shall be made in accordance with the terms of such Plans.
(ii)If the Executive’s employment is terminated pursuant to Paragraph (e) or (f) in Section 3.1 hereof, and if the Executive is eligible for and timely elects continuation coverage pursuant to Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended, Section 4980B of the Code or similar state continuation coverage law (together, “COBRA”) under any insured or self-insured medical, dental or vision plan maintained by the Company (other than any health and/or dependent care flexible spending account plan or employee assistance plan), then, for a period of eighteen (18) months following the Termination Date, or until the Executive is no longer eligible for COBRA coverage under the particular plan, the Company will reimburse the Executive, on a taxable basis, for the cost of such COBRA coverage less the amount that the Executive would be required to contribute toward health coverage if he had remained an active employee of the Company. Such reimbursement payments will commence on the first payroll date of the month following the Termination Date and will be paid on the first payroll date of each subsequent month. The Executive shall not be entitled to reimbursement for the cost of any COBRA coverage elected separately by his current or former spouse or dependent child. Notwithstanding the foregoing, in the event that any such plan is fully insured, any such reimbursement requirement shall apply to the extent permitted by the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Health Care Law”).
Any portion of the continued or replacement welfare benefits coverage provided for under this Section 3.3(c)(ii) which constitutes deferred compensation subject to Section 409A shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year (except with respect to annual, lifetime or similar limits under arrangements providing for the reimbursement of medical expenses under Section 105(b) of the Code); (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d) Rights Under Plans. If the Executive’s employment is terminated pursuant to Paragraphs (a), (b), (e), or (f) in Section 3.1 hereof, then, subject to the provisions of Section 3.5, the Executive shall be entitled to the following rights with respect to any stock options, stock appreciation rights, restricted stock grants, restricted stock units, cash incentive units, or stock bonuses theretofore granted by the Company or the Company’s Parent to the Executive under any Plan, whether or not provided for in any agreement with the Company or the Company’s Parent; (i) all unvested stock options, stock appreciation rights, restricted stock grants, restricted stock units, or stock bonuses, shall be vested in full on the Termination Date, notwithstanding any provision to the contrary or any provision requiring any act or acts by the Executive in any agreement with the Company or the Company’s Parent or any Plan; (ii) to the extent that any such stock options or stock appreciation rights shall require by their terms the exercise thereof by the Executive, the last date to exercise the same shall, notwithstanding any provision to the contrary in any agreement or any Plan, be the earliest of (A) the fifth anniversary of the Termination Date and (B) the original expiration date had the Executive’s employment not so terminated; provided, however, that no such extension of the period in which an incentive stock option, within the meaning of Section 422(b) of the Code, may be exercised shall occur without the consent of the Executive if such extension would result in such incentive stock option failing to continue to qualify for the federal income tax treatment afforded incentive stock options under Section 421 of the Code; and (iii) if the vesting or exercise pursuant hereto of any such stock options, stock appreciation rights, restricted stock grants, restricted stock units, or stock bonuses, shall have the effect of subjecting the Executive to liability under Section 16(b) of the Securities Exchange Act or any similar provision of law, the vesting date thereof shall be deemed to be the first day after the Termination Date on which such vesting may occur without subjecting the Executive to such liability.
(e)    No Double Dipping.
(i)The severance payments and severance benefits the Executive may be entitled to receive pursuant to this Section 3.3 shall be in lieu of any of the payments and benefits the Executive may be entitled to receive pursuant to any other agreement, plan or arrangement providing for the payment of severance payments or benefits.
(ii)The Executive expressly disclaims any interest he may have in the Selective Insurance Company of America Severance Plan.
3.4.Rights and Remedies on Termination After Change in Control. The Executive will be entitled to receive the severance payments and severance benefits specified below in the event there shall occur a termination of the Executive’s employment pursuant to Paragraph (e) or (g) of Section 3.1 hereof within two (2) years following the occurrence of a Change in Control. The severance payments and benefits the Executive may be entitled to receive pursuant to this Section 3.4 shall be in lieu of, and not in addition to, any of the payments and benefits the Executive may be entitled to receive pursuant to Section 3.3 hereof.
(a) Severance Payments. The Executive shall be entitled to receive a severance payment from the Company in an aggregate amount equal to the product of (i) 1.5; and the sum of the Executive’s Salary in effect as of the Termination Date plus the Executive’s average ACIP (if any) for the three (or fewer) calendar years prior to the calendar year in which the Termination Date occurs.
Notwithstanding the foregoing, the Executive shall not be entitled to any ACIP for the year in which the Termination Date occurs.
Such payment shall be made, subject to Section 3.6, sixty (60) business days following the Termination Date, provided that the Executive has executed and delivered a Release pursuant to Section 3.5 hereof and such Release has become effective and irrevocable; and further provided that, if and to the extent any portion of the payments under this Section 3.4 constitutes deferred compensation subject to Section 409A, then, unless the Change in Control qualifies as a change in the ownership of the Company’s Parent, a change in effective control of the Company’s Parent, or a change in the ownership of a substantial portion of the assets of the Company’s Parent, as described in Treasury Regulations Section 1.409A-3(i)(5), such portion of the payments shall be paid at the times specified in Section 3.3(b)(iii) of the Employment Agreement for payment of such portion.
(b) Severance Benefits. If the Executive’s employment is terminated pursuant to Paragraph (e) or (f) in Section 3.1 hereof, and if the Executive is eligible for and timely elects continuation coverage pursuant to COBRA under any insured or self-insured medical, dental or vision plan maintained by the Company (other than any health and/or dependent care flexible spending account plan or employee assistance plan), then the Company, for a period of eighteen (18) months following the Termination Date, or until the Executive is no longer eligible for COBRA coverage under the particular plan will reimburse the Executive, on a taxable basis, for the cost of such COBRA coverage less the amount that the Executive would be required to contribute toward health coverage if he had remained an active employee of the Company. Such reimbursement payments will commence on the first payroll date of the month following the Termination Date and will be paid on the first payroll date of each subsequent month. The Executive shall not be entitled to reimbursement for the cost of any COBRA coverage elected separately by his current or former spouse or dependent child. Notwithstanding the foregoing, if any such plan is fully insured, any such reimbursement requirement shall apply to the extent permitted by the Health Care Law.
(c) Rights Under Plans. Subject to the provisions of Section 3.5, the Executive shall be entitled to the following rights with respect to any stock options, stock appreciation rights, restricted stock grants, restricted stock units, cash incentive units, or stock bonuses theretofore granted by the Company or the Company’s Parent to the Executive under any Plan, whether or not provided for in any agreement with the Company or the Company’s Parent (i) all unvested stock options, stock appreciation rights, restricted stock grants, restricted stock units, or stock bonuses, shall be vested in full on the Termination Date, notwithstanding any provision to the contrary or any provision requiring any act or acts by the Executive in any agreement with the Company or the Company’s Parent or any Plan; (ii) to the extent that any such stock options or stock appreciation rights shall require by their terms the exercise thereof by the Executive, the last date to exercise the same shall, notwithstanding any provision to the contrary in any agreement or any Plan, be the earliest of (A) the fifth (5th) anniversary of the Termination Date and (B) the original expiration date had the Executive’s employment not so terminated; provided, however, that no such extension of the period in which an incentive stock option, within the meaning of Section 422(b) of the Code, may be exercised shall occur without the consent of the Executive if such extension would result in such incentive stock option failing to continue to qualify for the federal income tax treatment afforded incentive stock options under Section 421 of the Code; and (iii) if the vesting or exercise pursuant hereto of any such stock options, stock appreciation rights, restricted stock grants, restricted stock units, or stock bonuses shall have the effect of subjecting the Executive to liability under Section 16(b) of the Securities Exchange Act or any similar provision of law, the vesting date thereof shall be deemed to be the first day after the Termination Date on which such vesting may occur without subjecting the Executive to such liability.
(d) Rabbi Trust. The Company shall maintain a trust intended to be a grantor trust within the meaning of subpart E, Part I, subchapter J, chapter 1, subtitle A of the Code (the “Rabbi Trust”). Coincident with the occurrence of a Change in Control, the Company shall promptly deliver to a bank as trustee of the Rabbi Trust (the “Trustee”), an amount of cash or certificates of deposit, treasury bills or irrevocable letters of credit adequate to fully fund the payment obligations of the Company under this Section 3.4. The Company and Trustee shall enter into a trust agreement that shall provide that barring the insolvency of the Company, amounts payable to the Executive under this Section 3.4 (subject to Section 3.6) shall be paid by the Trustee to the Executive ten (10) days after written demand therefore by the Executive to the Trustee, with a copy to the Company, certifying that such amounts are due and payable under this Section 3.4 because the Executive’s employment has been terminated pursuant to Paragraph (e) or (g) in Section 3.1 hereof at a time which is within two (2) years following the occurrence of a Change in Control (a “Triggering Event”). Such trust agreement shall also provide that if the Company shall, prior to payment by the Trustee, object in writing to the Trustee, with a copy to the Executive, as to the payment of any amounts demanded by the Executive under this Section 3.4, certifying that such amounts are not due and payable to the Executive because a Triggering Event has not occurred, such dispute shall be resolved by binding arbitration as set forth in Section 5.8 hereof.
3.5.Conditions to Severance Payments and Benefits.
(a)The Executive’s right to receive the severance payments and benefits pursuant to Sections 3.3 and 3.4 hereof, is expressly conditioned upon (a) receipt by the Company of a written release (a “Release”) executed by the Executive in the form of Exhibit A hereto, on or before the fiftieth (50th) day following the Termination Date and the expiration of the revocation period described therein without such Release having been revoked, and (b) the compliance by the Executive with the covenants, terms or provisions of Sections 4.1, 4.2 and 4.3 hereof (the “Restrictive Covenants”). If the Executive shall fail to deliver a Release in accordance with the terms of this Section 3.5 or shall breach any of the Restrictive Covenants, the Company’s obligation to make the severance payments and to provide the severance benefits pursuant to Sections 3.3 and 3.4 hereof shall immediately and irrevocably terminate.
(b)Except where the Executive’s employment is terminated pursuant to Section 3.1(a) or (b), during any calendar year in which the Executive is a Covered Employee, if any stock-based or cash incentive unit awards of the Executive are intended to qualify as “performance based compensation” within the meaning of Section 162(m) of the Code, then the Executive’s entitlement, if any, to accelerated vesting of his stock-based and cash incentive unit awards pursuant to Section 3.3 or 3.4 of this Agreement shall apply only to the accelerated lapse of any service requirement, and the Executive shall be entitled to such stock-based awards, or to the vesting thereof, only if and to the extent that the applicable performance criteria applicable to such awards are satisfied.
3.6.Section 409A Tax. Notwithstanding anything herein to the contrary, to the extent any payment or provision of benefits under this Agreement upon the Executive’s “separation from service” is subject to Section 409A of the Code, no such payment shall be made, and Executive shall be responsible for the full cost of such benefits, for six (6) months following the Executive's "separation from service" if the Executive is a "specified employee" of the Company on the date of such separation from service. On the expiration of such six (6) month period, any payments delayed, and an amount sufficient to reimburse the Executive for the cost of benefits met by the Executive, during such period shall be aggregated (the “Make-Up Amount”) and paid in full to the Executive, and any succeeding payments and benefits shall continue as scheduled hereunder. The Company shall credit the Make-Up Amount with interest at no less than the interest rate it pays for short-term borrowed funds, such interest to accrue from the date on which payments would have been made, or benefits would have been provided, by the Company to the Executive absent the six-month delay. The terms "separation from service" and "specified employee" shall have the meanings set forth under Section 409A and the regulations and rulings issued thereunder. Furthermore, the Company shall not be required to make, and the Executive shall not be required to receive, any severance or other payment or benefit under Sections 3.3 or 3.4 hereof if the making of such payment or the provision of such benefit or the receipt thereof shall result in a tax to the Executive arising under Section 409A of the Code (a “Section 409A Tax”). For purposes of Section 409A, any right to a series of installment payments or provision of benefits in installments under Sections 3.3 and 3.4 of this Agreement shall be treated as a right to a series of separate payments. For purposes of and if and to the extent necessary to comply with Section 409A, any reference in this Agreement to the Executive’s “termination of employment” or words of similar import shall mean the Executive’s “separation from service” from the Company, and the Executive’s Termination Date shall mean the date of his “separation from service” from the Company.
SECTION 4.RESTRICTIVE COVENANTS.
4.1Confidentiality. The Executive agrees that he will not, either during the Term or at any time after the expiration or termination of the Term, disclose to any other Person any confidential or proprietary information of the Company, the Company’s Parent, or their subsidiaries, except for (a) disclosures to directors, officers, key employees, independent accountants and counsel of the Company, the Company’s Parent and their subsidiaries as may be necessary or appropriate in the performance of the Executive’s duties hereunder, (b) disclosures which do not have a material adverse effect on the business or operations of the Company, the Company’s Parent and their subsidiaries, taken as a whole, (c) disclosures which the Executive is required to make by law or by any court, arbitrator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order the Executive to disclose or make accessible any information, (d) disclosures with respect to any other litigation, arbitration or mediation involving this Agreement, and (e) disclosures of any such confidential or proprietary information that is, at the time of such disclosure, generally known to and available for use by the public otherwise than by the Executive’s wrongful act or omission. The Executive agrees not to take with him upon leaving the employ of the Company any document or paper relating to any confidential information or trade secret of the Company, the Company’s Parent and their subsidiaries, except that Executive shall be entitled to retain (i) papers and other materials of a personal nature, including but limited to, photographs, correspondence, personal diaries, calendars and Rolodexes (so long as such Rolodexes do not contain the Company’s only copy of business contact information), personal files and phone books, (ii) information showing his compensation or relating to his reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes, and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company.

Except as otherwise permitted below, if Executive believes that he may be required to disclose any such confidential or proprietary information pursuant to applicable law, court order or subpoena, he shall immediately notify Selective in writing by overnight delivery, directed to Selective’s General Counsel at 40 Wantage Avenue, Branchville, NJ 07890, of any such perceived requirement so that Selective may seek an appropriate protective order or other appropriate remedy or waive compliance with this confidentiality requirement. Executive shall also reasonably cooperate with Selective to obtain such a protective order or other remedy.
This Agreement does not prohibit Executive from making any disclosure required by law, communicating with, making a report to, or otherwise participating in any investigation or proceeding that may be conducted by SICA’s designated legal, compliance or human resources personnel, the Securities and Exchange Commission (“SEC”) and/or its Office of the Whistleblower, the Equal Employment Opportunity Commission (“EEOC”), the Occupational Safety and Health Administration (“OSHA”), the National Labor Relations Board (“NLRB”), or other federal, state or local government agencies or entities. Executive is not prohibited from disclosing this Agreement or its contents, or from providing documents or other information, to the SEC and/or the Office of the Whistleblower, EEOC, OSHA, NLRB or any other such federal, state or local governmental entity. Executive does not need to provide notice to or obtain the prior authorization of Selective’s General Counsel to make any such report or disclosure and Executive is not required to notify Selective that Executive has made such reports or disclosures.
Notice Under Defend Trade Secrets Act: Notwithstanding the requirements contained in this Agreement, in accordance with the Defend Trade Secrets Act, Executive will not be held criminally or civilly liable under any federal or state trade secret law if Executive disclose a Trade Secret in confidence to federal, state or local government officials, to Executive’s attorney solely for the purpose of reporting or investigating a suspected violation of law, or in a sealed complaint or other document filed in a lawsuit or other proceeding. Further, if Executive files a lawsuit alleging retaliation by Selective for reporting a suspected violation of law, Executive may disclose the Trade Secret to his attorney and use the Trade Secret information in the court proceeding if Executive: (i) files the document containing the Trade Secret in a sealed court document; and (ii) does not disclose the Trade Secret, except pursuant to court order. However, if Executive engages in conduct otherwise prohibited by law, such as, but not limited to, accessing Trade Secrets unlawfully or by unauthorized means, no immunity shall apply and Selective reserves the right to pursue all available remedies.
Notwithstanding anything to the contrary in this Release, and for the avoidance of any doubt, Executive has the right to:
a.Report, respond to or cooperate with an investigation into possible violations of state or federal laws or regulations involving a governmental agency or entity including the Congress, the Department of Justice, the SEC and/or its Office of the Whistleblower (www.sec.gov/whistleblower); Office of the Whistleblower Hotline (202) 551-4790, the EEOC, the OSHA, the NLRB, and any other such federal, state or local agency. This includes reporting violations of the federal securities laws or regulations;
b.Make disclosures that are protected by federal, state or local whistleblower laws;
c.Cooperate in an investigation, respond to an inquiry, or provide testimony before the SEC or any other federal, state or local regulatory or law enforcement authority; and
d.Make reports or disclosures to law enforcement or regulatory authorities without authorization from Selective, without notifying Selective that a report or disclosure will be or was made, and without revealing the substance of the report or disclosure to Selective.
e.Executive will not be retaliated against for reporting to Selective or to any governmental agency or entity, including the SEC, information that Executive reasonably believes relates to a possible violation of securities laws or for reporting misconduct. Retaliation under such circumstances is prohibited by law.
This Agreement does not prevent, interfere with or limit Executive’s ability to file a charge or complaint with, report conduct to, provide information to or participate in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and

Health Administrative, the Securities and Exchange Commission or any other federal, state or local government agency or commission. Executive agrees that if such a charge or complaint is made, or investigation or proceeding is initiated against any Company Party (as such term is defined in Exhibit A to this Agreement) Executive will not accept, be entitled to, receive, or recover any monetary damages or any other form of relief or remedy to the fullest extent permitted by law EXCEPT THAT THIS AGREEMENT DOES NOT WAIVE OR LIMIT EXECUTIVE’S RIGHT TO RECEIVE A MONETARY AWARD FOR INFORMATION PROVIDED TO THE SEC AS AN SEC WHISTLEBLOWER OR TO RECEIVE A MONETARY AWARD FROM ANY OTHER FEDERAL OR STATE AGENCY PURSUANT TO A SIMILAR WHISTLEBLOWER PROGRAM.
4.2.    Non-Solicitation of Employees. The Executive agrees that, except in the course of performing his duties hereunder, he will not, either during the Term and for a period of two (2) years after the expiration or termination of the Term, directly or indirectly, solicit or induce or attempt to solicit or induce or cause any of the employees of the Company, the Company’s Parent or their subsidiaries to leave the employ of the Company, the Company’s Parent or any of their subsidiaries.
4.3. Intellectual Property & Company Creations.
(a)Definitions. Included Activity means at the relevant time of determination, any activity conducted by, for or under the Company’s direction, whether or not conducted at the Company’s facilities, during working hours or using the Company’s resources, or which relates directly or indirectly to (i) the Company’s business as then operated or under consideration or development or (ii) any method, program, computer software, apparatus, design, plan, model, specification, formulation, technique, product, process (including, without limitation, any business processes and any operational processes) or device, then purchased, sold, leased, used or under consideration or development by the Company. Development means any idea, discovery, improvement, invention (including without limitation any discovery of new technology and any improvement to existing technology), Confidential Information, know-how, innovation, writing, work of authorship, compilation and other development or improvement, whether or not patented or patentable, copyrightable, or reduced to practice or writing. The Company Creation means any Development that arises out of any Included Activity.
(b)Assignment. Executive hereby sells, transfers and assigns to (and the following shall be the exclusive property of) the Company, or its designee(s), the entire right, title and interest of Executive in and to all Company Creations made, discovered, invented, authored, created, developed, originated or conceived by Executive, solely or jointly, (i) during the term of Executive’s employment with the Company or (ii) on or before the first anniversary of the date of termination of Executive’s employment with the Company. Executive acknowledges that all copyrightable materials developed or produced by Executive within the scope of Executive's employment by the Company constitute works made for hire, as that term is defined in the United States Copyright Act 17 U.S.C. § 101. Executive shall bear the burden to prove that any Development did not arise out of an Included Activity.
(c)Disclosure & Cooperation. Executive shall communicate promptly and disclose to the Company, in such form as the Company may reasonably request, all information, details and data pertaining to any Company Creations, and Executive shall execute and deliver to the Company or its designee(s) such formal transfers and assignments and such other papers and documents and shall give such testimony as may be deemed necessary or required of Executive by the Company or its designee to develop, preserve or extend the Company's rights relating to any Company Creations and to permit the Company or its designee to file and prosecute patent applications and, as to copyrightable material, to obtain copyright registrations thereof. Executive hereby appoints the Company as Executive's attorney-in-fact to execute on Executive's behalf any assignments or other documents deemed necessary by the Company to protect or perfect its rights to any Creations.
(d)Exclusion. If any Company Creation fully qualifies under any applicable state or federal law that (i) restricts the enforcement of the provisions of Sections 4.3(b) or 4.3(c) by the Company against any Company employee and (ii) prohibits the waiver of such employee rights by contract, then as to such qualifying Company Creations, the provisions of Sections 4.3(b) and 4.3(c) shall only apply to the extent, if any, not prohibited by such law.
SECTION 5.MISCELLANEOUS PROVISIONS.
5.1.    No Mitigation; Offsets. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise and no future income earned by the Executive from employment or otherwise shall in any way reduce or offset any payments due to the Executive hereunder. Assuming a payment or otherwise is due Executive under this Agreement, the Company may offset against any amount due Executive under this Agreement only those amounts due Company in respect of any undisputed, liquidated obligation of Executive to the Company.
5.2.    Governing Law. The provisions of this Agreement will be construed and interpreted under the laws of the State of New Jersey, without regard to principles of conflicts of law.
5.3.    Injunctive Relief and Additional Remedy. The Executive acknowledges that the injury that would be suffered by the Company, the Company’s Parent, or their subsidiaries as a result of a breach of the provisions of Sections 4.1, 4.2 and 4.3 hereof would be irreparable and that an award of monetary damages to the Company, the Company’s Parent, or their subsidiaries for such a breach would be an inadequate remedy. Consequently, the Company, the Company’s Parent, or their subsidiaries will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Company, the Company’s Parent, or their subsidiaries will not be obligated to post bond or other security in seeking such relief. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the federal and state courts of the State of New Jersey for the purpose of injunctive relief.
5.4.    Representations and Warranties by Executive. The Executive represents and warrants to the best of his knowledge that the execution and delivery by the Executive of this Agreement do not, and the performance by the Executive of the Executive’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator or governmental agency applicable to the Executive or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.
5.5.    Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (b) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.
5.6.    Assignment. No right or benefit under this Agreement shall be assigned, transferred, pledged or encumbered (a) by the Executive except by a beneficiary designation made by will or the laws of descent and distribution or (b) by the Company except that the Company may assign this Agreement and all of its rights hereunder to any Person with which it may merge or consolidate or to which it may sell all or substantially all of its assets; provided that such Person shall, by agreement in form and substance satisfactory to the Executive, expressly assume and agree to perform this Agreement for the remainder of the Term in the same manner and to the same extent that the Company would be required to perform it if no such merger, consolidation or sale had taken place. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Company, the Company’s Parent and each of their successors and assigns, and the Executive, his heirs, legal representatives and any beneficiary or beneficiaries designated hereunder.
5.7.    Entire Agreement; Amendments. This Agreement contains the entire agreement between the Company (and the Company’s Parent) and Executive with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the Company (and the Company’s Parent) and Executive with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.
5.8.    Arbitration. Any dispute which may arise between the Executive and the Company with respect to the construction, interpretation or application of any of the terms, provisions, covenants or conditions of this Agreement or any claim arising from or relating to this Agreement will be submitted to final and binding arbitration by three (3) arbitrators in Newark, New Jersey, under the expedited rules of the American Arbitration Association then obtaining. One such arbitrator shall be selected by each of the Company and the Executive, and the two arbitrators so selected shall select the third arbitrator. Selection of all three arbitrators shall be made within thirty (30) days after the date the dispute arose. The written decision of the arbitrators shall be rendered within ninety (90) days after selection of the third arbitrator. The decision of the arbitrators shall be final and binding on the Company and the Executive and may be entered by either party in any New Jersey federal or state court having jurisdiction.
5.9.    Severability. In the case that any one or more of the provisions contained in this Agreement shall, for any reason, be held invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.
5.10.    Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement may be executed via facsimile.
5.11.    Headings; Interpretation. The various headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement. It is the intent of the parties that this Agreement not be construed more strictly with regard to one party than with regard to any other party.
5.12.    Notices. (a) All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and sent as follows:

If to the Company, to:

Selective Insurance Company of America
40 Wantage Avenue
Branchville, New Jersey 07890
Attn: General Counsel
Fax: (973) 948-0282

If to the Executive, to:

Paul Kush
[ADDRESS REDACTED]
(b)All notices and other communications required or permitted under this Agreement which are addressed as provided in Paragraph (a) of this Section 5.12, (i) if delivered personally against proper receipt shall be effective upon delivery, (ii) if sent by facsimile transmission (with evidence supplied by the sender of the facsimile’s receipt at a facsimile number designated for receipt by the other party hereunder, which other party shall be obligated to provide such a facsimile number) shall be effective upon dispatch, and (iii) if sent (A) by certified or registered mail with postage prepaid or (B) by Federal Express or similar courier service with courier fees paid by the sender, shall be effective upon receipt. The parties hereto may from time to time change their respective addresses and/or facsimile numbers for the purpose of notices to that party by a similar notice specifying a new address and/or facsimile number, but no such change shall be deemed to have been given unless it is sent and received in accordance with this Section 5.12.
5.13.    Withholding. All amounts payable by the Company to the Executive hereunder (including, but not limited to, the Salary or any amounts payable pursuant to Sections 3.3 and/or 3.4 hereof) shall be reduced prior to the delivery of such payment to the Executive by an amount sufficient to satisfy any applicable federal, state, local or other withholding tax requirements.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the Commencement Date.

SELECTIVE INSURANCE COMPANY OF
AMERICA

By: /s/ John J. Marchioni
John J. Marchioni
President and Chief Operating Officer

EXECUTIVE

/s/ Paul Kush
Paul Kush

EXHIBIT A

FORM OF RELEASE

Reference is hereby made to the Employment Agreement, dated as of December 5, 2019 (the “Employment Agreement”), by and between Paul Kush (the “Executive”) and Selective Insurance Company of America, a New Jersey corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings specified in the Employment Agreement.
Pursuant to the terms of the Employment Agreement and in consideration of the payments to be made to the Executive by the Company, which Executive acknowledges are in excess of what Executive would otherwise be entitled to receive, the Executive hereby releases and forever discharges and holds the Company, the Company’s Parent and their subsidiaries (collectively, the “Company Parties” and each a “Company Party”), and the respective officers, directors, employees, partners, stockholders, members, agents, affiliates, successors and assigns and insurers of each Company Party, and any legal and personal representatives of each of the foregoing, harmless from all claims or suits, of any nature whatsoever (whether known or unknown), past, present or future, including those arising from the law, being directly or indirectly related to the Executive’s employment by or the termination of such employment by any Company Party, including, without limiting the foregoing, any claims for notice, pay in lieu of notice, wrongful dismissal, severance pay, bonus, overtime pay, incentive compensation, interest or vacation pay for the Executive’s service as an officer or director to any Company Party through the date hereof. The Executive also hereby agrees not to file a lawsuit asserting any such claims. This release (this “Release”) includes, but is not limited to, claims growing out of any legal restriction on any Company Party’s right to terminate its employees and claims or rights under federal, state, and local laws prohibiting employment discrimination (including, but not limited to, claims or rights under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Uniformed Services Employment and Reemployment Rights Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, and the laws of the State of New Jersey against discrimination, or any other federal or state statutes prohibiting discrimination on the basis of age, sex, race, color, handicap, religion, national origin, and sexual orientation, or any other federal, state or local employment law, regulation or other requirement) which arose before the date this Release is signed, excepting only claims in the nature of workers’ compensation, claims for vested benefits, and claims to enforce this agreement.
Even though the above paragraph means that Executive is giving up certain claims that he may have against the Selective Releasees, this Release does not prevent, interfere with or limit his ability to file a charge or complaint with, report conduct to, provide information to or participate in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission. Executive agrees that if such a charge or complaint is made, or investigation or proceeding is initiated against the Selective Releasees, he will not accept, be entitled to, receive, or recover any monetary damages or any other form of relief or remedy to the fullest extent permitted by law EXCEPT THAT THIS AGREEMENT DOES NOT WAIVE OR LIMIT EXECUTIVE’S RIGHT TO RECEIVE A MONETARY AWARD FOR INFORMATION PROVIDED TO THE SEC AS AN SEC WHISTLEBLOWER OR TO RECEIVE A MONETARY AWARD FROM ANY OTHER FEDERAL OR STATE AGENCY PURSUANT TO A SIMILAR WHISTLEBLOWER PROGRAM.
Executive acknowledges and understands that the release of claims under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. Sections 621-634, is subject to special waiver protections under 29 U.S.C. Section 626(f). In accordance with that section, Executive specifically agrees that he is knowingly and voluntarily releasing and waiving any rights or claims of discrimination under the ADEA. In particular, Executive acknowledges that he understands that:

(i)Executive is not waiving any claims for age discrimination under the ADEA that may arise after the date Executive signs this Release and he is not waiving vested benefits, if any;
(ii)Executive is waiving rights or claims for age discrimination under the ADEA in exchange for payments described above, which are in addition to anything of value to which he is already entitled; and
(iii)Executive is advised to consult with and has had an opportunity to consult with an attorney before signing this Release.
This Agreement does not prohibit Executive from making any disclosure required by law, communicating with, making a report to, or otherwise participating in any investigation or proceeding that may be conducted by SICA’s designated legal, compliance or human resources personnel, the Securities and Exchange Commission (“SEC”) and/or its Office of the Whistleblower, the Equal Employment Opportunity Commission (“EEOC”), the Occupational Safety and Health Administration (“OSHA”), the National Labor Relations Board (“NLRB”), or other federal, state or local government agencies or entities. Executive is not prohibited from disclosing this Agreement or its contents, or from providing documents or other information, to the SEC and/or the Office of the Whistleblower, EEOC, OSHA, NLRB or any other such federal, state or local governmental entity. Executive does not need to provide notice to or obtain the prior authorization of Selective’s General Counsel to make any such report or disclosure and Executive is not required to notify Selective that Executive has made such reports or disclosures.
Notice Under Defend Trade Secrets Act: Notwithstanding the requirements contained in this Agreement, in accordance with the Defend Trade Secrets Act, Executive will not be held criminally or civilly liable under any federal or state trade secret law if Executive disclose a Trade Secret in confidence to federal, state or local government officials, to Executive’s attorney solely for the purpose of reporting or investigating a suspected violation of law, or in a sealed complaint or other document filed in a lawsuit or other proceeding. Further, if Executive files a lawsuit alleging retaliation by Selective for reporting a suspected violation of law, Executive may disclose the Trade Secret to his attorney and use the Trade Secret information in the court proceeding if Executive: (i) files the document containing the Trade Secret in a sealed court document; and (ii) does not disclose the Trade Secret, except pursuant to court order. However, if Executive engages in conduct otherwise prohibited by law, such as, but not limited to, accessing Trade Secrets unlawfully or by unauthorized means, no immunity shall apply and Selective reserves the right to pursue all available remedies.
Notwithstanding anything to the contrary in this Release, and for the avoidance of any doubt, Executive has the right to:
f.Report, respond to or cooperate with an investigation into possible violations of state or federal laws or regulations involving a governmental agency or entity including the Congress, the Department of Justice, the SEC and/or its Office of the Whistleblower (www.sec.gov/whistleblower); Office of the Whistleblower Hotline (202) 551-4790, the EEOC, the OSHA, the NLRB, and any other such federal, state or local agency. This includes reporting violations of the federal securities laws or regulations;
g.Make disclosures that are protected by federal, state or local whistleblower laws;
h.Cooperate in an investigation, respond to an inquiry, or provide testimony before the SEC or any other federal, state or local regulatory or law enforcement authority; and
i.Make reports or disclosures to law enforcement or regulatory authorities without authorization from Selective, without notifying Selective that a report or disclosure will be or was made, and without revealing the substance of the report or disclosure to Selective.
j.Executive will not be retaliated against for reporting to Selective or to any governmental agency or entity, including the SEC, information that Executive reasonably believes relates to a possible violation of securities laws or for reporting misconduct. Retaliation under such circumstances is prohibited by law.
The Executive acknowledges that because this Release contains a release of claims and is an important legal document, he has been advised to consult with counsel before executing it, that he may take up to [twenty-one

(21)]1 [forty-five (45)]2 days to decide whether to execute it, and that he may revoke this Release by delivering or mailing a signed notice of revocation to the Company at its offices within seven (7) days after executing it. If Executive executes this Release and does not subsequently revoke the release within seven (7) days after executing it, then this Release shall take effect as a legally binding agreement between Executive and the Company.
[INCLUDE OWBPA DEMOGRAPHIC DATA LANGUAGE FOR A PROGRAM AS APPLICABLE]
If Executive does not deliver to the Company an original signed copy of this Release by [DATE], or if Executive signs and revokes this Release within seven (7) days as set forth above, the Company will assume that Executive rejects the Release and Executive will not receive the payments referred to herein.
The Executive acknowledges that there is a risk that after signing this Release he may discover losses or claims that are released under this Release, but that are presently unknown to him. The Executive assumes this risk and understands that this Release shall apply to any such losses and claims.
The Executive understands that this Release includes a full and final release covering all known and unknown, injuries, debts, claims or damages which have arisen or may have arisen from Executive’s employment by or the termination of such employment by any Company Party. The Executive acknowledges that by accepting the benefits and payments set forth in the Employment Agreement, he assumes and waives the risks that the facts and the law may be other than as he believes.
Notwithstanding the foregoing, this Release does not release, and the Executive continues to be entitled to, (i) any rights to exculpation or indemnification that the Executive has under contract or law with respect to his service as an officer or director of any Company Party and (ii) receive the payments to be made to him by the Company pursuant to Section 3.3 and/or 3.4 of the Employment Agreement (including any plan, agreement or other arrangement that is referenced in or the subject of the applicable Section), subject to the conditions set forth in Section 3.5 of the Employment Agreement, (iii) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against him as a result of any act or failure to act for which he and any Company Party are jointly liable, and (iv) any claim in respect of any insurance policy with any Company Party entered into outside of the employment relationship. This Release constitutes the release referenced in Section 3.5 of the Employment Agreement.
The undersigned Executive, having had the time to reflect, freely accepts and agrees to the above Release. The Executive acknowledges and agrees that no Company Party representative has made any representation to or agreement with the Executive relating to this Release which is not contained in the express terms of this Release. The Executive acknowledges and agrees that the execution and delivery of this Release is based upon the Executive’s independent review of this Release, and the Executive hereby expressly waives any and all claims or defenses by the Executive against the enforcement of this Release which are based upon allegations or representations, projections, estimates, understandings or agreements by any Company Party or any of their representatives or any assumptions by the Executive that are not contained in the express terms of this Release.
1 Delete brackets and use text enclosed therewith if 45 days is not otherwise required by Section 7(f)(1)(F) of the Age Discrimination in Employment Act and/or 29 C.F.R. Part 1625. If 45 days is so required, delete bracketed text in its entirety.
2 Delete brackets and use text enclosed therewith if 45 days is required by Section 7(f)(1)(F) of the Age Discrimination in Employment Act and/or 29 C.F.R. Part 1625. If 45 days is not so required, delete bracketed text in its entirety.

Date:
Paul Kush

STATE OF	:
ss.:
COUNTY OF	:

On this _____ day of _______________, 20__, before me, the undersigned officer, personally appeared _________________, personally known to me (or satisfactorily proven to be the same person whose name is subscribed in the foregoing instrument), who acknowledged that he executed the foregoing instrument for the purposes therein contained as his free act and deed.

In witness whereof I hereunto set my hand.

Notary Public
My Commission Expires:

Attachment to Form of Release

[Attach disclosures required by the Older Workers Benefit Protection Act, if required]